Exhibit 99.1

Specialty Chemical Company China XD Plastics Announces Third Quarter 2020 Financial Results

– Revenue of $290.1 million–

HARBIN, China, November 16, 2020 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (“China XD,” the “Company” or “we”), one of China’s leading specialty chemical companies engaged in the development, manufacture and sale of polymer composite materials primarily for automotive applications, today announced its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Financial Highlights

•	Revenue was $290.1 million, a decrease of 22.3% YoY and an increase of 2.4% sequentially

•	Gross profit was $34.6 million, a decrease of 42.4% YoY and a decrease of 13.3% sequentially

•	Gross margin was 11.9%, decrease of 4.2% YoY and a decrease of 2.2% sequentially

•	Net loss was $38.0 million, compared to net income of $17.0 million in the same period last year and net income of $17.6 million sequentially

•	EBITDA was negative $0.07 million, a decrease of 100.2% YoY and a decrease of 100.2% sequentially. A description of the adjustments from GAAP net loss to EBITDA is detailed in the table captioned "Reconciliation of GAAP and Non-GAAP Results" following this press release.

•	Total volume shipped was 83,855 metric tons, down 8.9% YoY and an increase of 48.4% sequentially

Third Quarter 2020 Results

Revenues

Revenues were US$290.1 million in the third quarter ended September 30, 2020, a decrease of US$83.1 million, or 22.3%, compared to US$373.2 million in the same period of last year. This was due to the decrease of 8.9% in sales volume and a decrease of 16.5% in the average RMB selling price of our products, as compared with those of the same period of last year, partially offset by an appreciation of RMB against USD by 1.8%.

(i) Domestic market

For the three-month period ended September 30, 2020, revenue from domestic market decreased by US$62.4 million or 17.7% compared with that in the same period of last year, as a result of (i) a decrease of 6.6% in sales volume; and (ii) a decrease of 13.8% in the average RMB selling price of our products, as compared with those of last year; partially offset by (iii) an appreciation of RMB against USD by 1.1%;.

According to the China Association of Automobile Manufacturers, automobile production and sales in China decreased by 6.7% and 6.9%, respectively, for the first nine months of 2020 as compared to the same period of 2019.

The weakening in macroeconomic conditions since the outbreak of COVID-19 pandemic in January 2020 continued to exacerbate auto business environment. The Company’s business was negatively impacted and has generated lower revenue. Thanks to our positive efforts to expand our customer bases and to meet their new requirements, the Company has begun to recover slowly after May 2020. We had increase in sales by 43.9% in Southwest China and 19.3% in East China, except a decrease in sales by 71.2% in Northeast China, 45.7% in Central China, 27.7% in North China and 0.8% in South China for the three-month period ended September 30, 2020 as compared to the same period of 2019.

As for the RMB selling price, the decrease of 13.8% was mainly due to Company's marketing strategy to offer discount sales to receive more orders in order to accelerate inventory turnover and replenish operating funds in domestic market during the three-month period ended September 30, 2020.

 (ii) Overseas market

For the three-month period ended September 30, 2020, revenues from overseas market US$0.2 million as compared to US$20.9 million of the same period of 2019. The Dubai facility was temporarily shut down since late February and has not resumed its operation till the current period, which has negatively impacted operations in Dubai facility.

Premium products (PA66, PA6, POM, PPO, Plastic Alloy and PLA) in total accounted for 85.3% of revenues from sales of finished goods in the third quarter of 2020, compared to 86.7% in the prior year period. The Company continued to shift production mix from traditional lower-end products such as PP to higher-end products such as PA66 and PA6, primarily due to (i) greater growth potential of advanced modified plastics in luxury automobile models in China, (ii) the stronger demand as a result of promotion by the Chinese government for clean energy vehicles and (iii) better quality demand from and consumer recognition of higher-end cars made by automotive manufacturers from Chinese and Germany joint ventures, Sino-U.S. and Sino-Japanese joint ventures, which manufacturers tend to use more and higher-end modified plastics in quantity per vehicle in China.

Gross profit was US$34.6 million in the third quarter ended September 30, 2020, compared to US$60.1 million in the same period of 2019, representing a decrease of US$25.5 million or 42.4%. Our gross margin decreased to 11.9% during the third quarter ended September 30, 2020 from 16.1% during the same quarter of 2019 primarily due to more sales of higher-end products and more sales of semi-finished goods during the third quarter of 2019, and the increased cost for idle capacity as a result of shutdown.

General and administrative (G&A) expenses were US$11.0 million for the quarter ended September 30, 2020 compared to US$6.0 million in the same period in 2019, representing an increase of 83.3%, or US$5.0 million. The increase was primarily due to the US$4.19 million of share based compensation cost recognized in the third quarter of 2020.

Provision for doubtful accounts was US$6.8 million for the quarter ended September 30, 2020 compared to nil in the same period of 2019. As of September 30, 2020, accounts receivable of US$2.0 million from the Company’s two customers in UAE and US$4.8 million from the Company’s customer in PRC was overdue for more than 12 months. Based on assessment of the collectability of the amounts due from the customers, the Company provided an allowance for doubtful accounts of US$6.8 million for the period ended September 30, 2020.

Provision for long-term prepayments to equipment and construction suppliers was US$21.8 million for the quarter ended September 30, 2020 compared to nil in the same period of 2019. On October 20, 2016, Sichuan Xinda entered into an equipment purchase agreement purchase contract with Peaceful for a total consideration of RMB89.8 million (equivalent to US$12.7 million), and on May 31, 2019, Dubai Xinda entered into an equipment purchase contract with Peaceful for a total consideration of US$18.8 million to purchase production and testing equipment. As of September 30, 2020, Peaceful failed to deliver the equipments under the purchase agreements. Based on the assessment of the realizability of the prepayments, the Company recognized a provision of US$21.8 million for the period ended September 30, 2020.

Research and development expenses were US$4.4 million in the quarter ended September 30, 2020 compared with US$19.9 million in the same period in 2019, representing a decrease of US$15.5 million, or 77.9%. This decrease was due to (i) a decrease of US$14.9 million in raw materials consumption, (ii) a decrease of US$0.4 million in depreciation, and (iii) a decrease of US$0.2 million in salary and welfare for R&D personnel. As of September 30, 2020, the number of ongoing research and development projects was 347.

Total operating income was negative US$9.7 million in the third quarter ended September 30, 2020 compared to US$33.8 million in the same period of 2019, representing a decrease of 128.7% or US$43.5 million. This decrease is primarily due to the lower gross profit and the higher operating expenses.

Net interest expenses were US$22.3 million for the three-month period ended September 30, 2020, compared to US$16.7 million in the same period of 2019, representing a increase of 33.5% or US$5.6 million, primarily due to (i) the increase of average loan interest rate from 4.70% of the same period in 2019 to 6.41% for the three-month period ended September 30, 2020 and (ii) the increase of average short-term and long-term loan balance in the amount of US$1,326.3 million for the three-month period ended September 30, 2020 compared to US$915.6 million of the same period in 2019.

The effective income tax rates for the three-month periods ended September 30, 2020 and 2019 were negative 4.5% and 24.8%, respectively. The decrease of effective income tax rate was primarily due to the increased loss before income taxes from Dubai Xinda and decreased income before taxes from HLJ Xinda Group and Sichuan Xinda.

Net loss was US$38.0 million in the third quarter of 2020 compared to a net income of US$17.0 million in the same quarter of 2019, representing a decrease of US$55.0 million, or 323.5%. Basic and diluted losses per share for the third quarter of 2020 were both US$0.56, compared to US$0.25 earnings per share per share for the same period of 2019.

The average number of shares used in the computation of basic and diluted earnings per share for the three months ended September 30, 2020 was 67.9 million, compared to 51.8 million shares for earnings per share in the prior year period.

Earnings before interest, tax, depreciation and amortization (EBITDA) was negative $0.07 million for the third quarter of 2020, compared of $54.6 million for the same period of 2019, representing a decrease of $54.7 million, or 100.2%. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Financial Condition

As of September 30, 2020, the Company had US$385.2 million in the total amount of cash and cash equivalents, restricted cash and time deposits, representing an increase of US$156.8 million or 68.7% as compared to US$228.4 million as of December 31, 2019, mainly due to the financing activity cash inflows. As of September 30, 2020, working capital was US$307.5 million (current assets minus current liabilities) and the current ratio (current assets divided by current liabilities) was 1.2, as compared to the current ratio of 1.0 as of December 31, 2019. Stockholders' equity as of September 30, 2020 was US$877.3 million, increased by 4.8% as compared to US$836.4 million as of December 31, 2019, primarily due to the increase of US$48.0 million noncontrolling interests.

Prepaid expenses and other current assets increased by 113.2% or US$194.5 million primarily because (i) receivables due from third parties increased by US$278.2 million, partially offset by (ii) a decrease of US$42.6 million of receivables from Hong Kong Grand Royal Trading Co., Ltd., and (iii) a decrease of US$40.0 million of advances to suppliers for purchasing raw materials. The aggregate short-term and long-term bank loans increased by 39.5% due to using the line of credits to support operating and investing activities in HLJ Xinda Group and Sichuan Xinda. We define the manageable debt level as the sum of aggregate short-term and long-term loans over total assets.

Recent Development

On November 5, 2020, the Company held a special meeting of stockholders, at which the Company’s stockholders voted, among other things, in favor of the proposal to adopt the previously announced agreement and plan of merger (the “Merger Agreement”), dated as of June 15, 2020, by and among the Company, Faith Dawn Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Faith Horizon Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

The Merger remains subject to various customary closing conditions as set forth in the Merger Agreement. If and when completed, the proposed merger would result in the Company becoming a privately-held company and the common stock of the Company would no longer be listed on the NASDAQ Global Market or any other stock exchange, and price quotations with respect to shares of Company common stock in the public market will no longer be available.

Financial Guidance and Business Outlook

As a result of the outbreak of COVID-19 in the PRC, China Auto Industry production and sales drastically decreased by 6.7% and 6.9% for the first nine months of 2020, according to the China Association of Automobile Manufacturers. It has a ripple effect and impact throughout China auto supply chain, including the Company.

Due to the fact that the Company had temporarily closed some of its manufacturing facilities and offices in the PRC in accordance with the requirement of the PRC government, the ongoing COVID-19 pandemic has an ongoing material adverse effect on our business operations. In light of these circumstances and continuing uncertainties, the Company will not be able to forecast its financial guidance for fiscal 2020 until further notice.

About Non-GAAP Financial Measure

To supplement the Company's consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the Company uses in this press release the following measure defined as non-GAAP financial measures by the United States Securities and Exchange Commission: EBITDA. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned "Reconciliation of GAAP and non-GAAP Results" set forth at the end of this press release. The Company's management believes that this adjusted measure provides investors with a better understanding of how the results relate to the Company's historical performance. This adjusted measure should not be considered an alternative to net income (loss), or any other measure of financial performance presented in accordance with U.S. GAAP, and is not necessarily comparable to a similarly titled measure of any other company. The accompanying tables have more details on the reconciliation between non-GAAP financial measure and its most directly comparable GAAP financial measure.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of September 30, 2020, 644 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the U.S.  Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s growth potential in international markets; the effectiveness and profitability of the Company’s product diversification strategy; the impact of the Company’s product mix shift to more advanced products and related pricing policies; the effectiveness, profitability, and the marketability of the Company’s ongoing mix shift to more advanced products; the prospect of the Company’s facilities in various regions. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty, the fluctuation in automotive sales and productions, the development of Company’s expansion plans, the slowdown of China’s automotive industry, the concentration of the Company’s distributors, customers and suppliers,  and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics Co., Ltd.

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net

Financial Tables Follow -

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	7,602,873	17,201,775
Restricted cash	176,430,796	211,231,244
Time deposits	201,171,789	—
Accounts receivable, net of allowance for doubtful accounts	149,802,760	222,072,053
Inventories	749,370,184	642,509,534
Prepaid expenses and other current assets	366,344,216	171,848,122
Total current assets	1,650,722,618	1,264,862,728
Property, plant and equipment, net	856,810,772	830,319,716
Long-term prepayments to equipment and construction suppliers	460,192,667	495,570,421
Operating lease right-of-use assets, net	43,866,789	44,149,955
Other non-current assets	1,290,637	979,428
Total assets	3,012,883,483	2,635,882,248

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans, including current portion of long-term bank loans	795,499,641	680,174,859
Bills payable	359,333,930	400,671,063
Accounts payable	50,305,643	57,458,673
Amounts due to related parties	25,021,305	26,251,919
Income taxes payable	27,766,272	26,458,837
Operating lease liabilities, current	1,639,613	1,388,555
Accrued expenses and other current liabilities	83,629,216	86,550,388
Total current liabilities	1,343,195,620	1,278,954,294
Long-term bank loans, excluding current portion	602,953,010	322,456,413
Deferred income	90,559,854	92,639,620
Operating lease liabilities, non-current	14,156,674	14,429,434
Other non-current liabilities	84,685,855	91,028,376
Total liabilities	2,135,551,013	1,799,508,137

Stockholders' equity:
Series B preferred stock	100	100
Common stock, US$0.0001 par value, 500,000,000 shares authorized, 70,548,841 shares issued, 66,948,841 shares outstanding as of September 30, 2020 and December 31, 2019, respectively	7,057	6,697
Treasury stock, 21,000 shares at cost	(92,694)	(92,694)
Additional paid-in capital	188,396,687	184,208,447
Retained earnings	688,463,772	720,159,368
Accumulated other comprehensive loss	(47,489,720)	(67,907,807)
Total equity attributable to China XD Plastics Company Limited	829,285,202	836,374,111
Noncontrolling interest	48,047,268	—
Total stockholders' equity	877,332,470	836,374,111
Commitments and contingencies	—	—
Total liabilities and stockholders' equity	3,012,883,483	2,635,882,248

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2020	2019	2020	2019
	US$	US$	US$	US$

Revenues	290,054,815	373,159,091	718,116,480	1,137,698,978
Cost of revenues	(255,491,692)	(313,044,518)	(638,423,810)	(961,994,051)
Gross profit	34,563,123	60,114,573	79,692,670	175,704,927

Selling expenses	(368,188)	(431,070)	(530,248)	(956,300)
General and administrative expenses	(10,963,304)	(5,999,123)	(20,670,460)	(20,539,101)
Provision for doubtful accounts	(6,755,683)	-	(6,755,683)	-
Provision for long-term prepayments to equipment and construction suppliers	(21,836,662)	-	(21,836,662)	-
Research and development expenses	(4,388,573)	(19,908,789)	(14,033,493)	(39,522,696)
Total operating expenses	(44,312,410)	(26,338,982)	(63,826,546)	(61,018,097)

Operating income	(9,749,287)	33,775,591	15,866,124	114,686,830

Interest income	622,371	338,033	963,419	1,228,169
Interest expense	(22,926,549)	(17,036,345)	(56,757,282)	(46,595,864)
Foreign currency exchange gains (losses)	(6,840,717)	4,065,890	(4,650,295)	4,975,637
Gains on disposal of a subsidiary	-	-	-	518,491
Government grant	2,444,278	1,405,284	13,669,488	5,111,437
Total non-operating expense, net	(26,700,617)	(11,227,138)	(46,774,670)	(34,762,130)

Income before income taxes	(36,449,904)	22,548,453	(30,908,546)	79,924,700

Income tax expense	(1,623,473)	(5,583,240)	(627,514)	(11,867,455)

Net income (loss)	(38,073,377)	16,965,213	(31,536,060)	68,057,245
Net income attributable to noncontrolling interest	159,536	—	159,536	—
Net income (loss) attributable to China XD Plastics Company Limited	(38,232,913)	16,965,213	(31,695,596)	68,057,245

Earnings (loss) per common share:
Basic and diluted	(0.56)	0.25	(0.47)	1.02

Net Income (loss)	(38,073,377)	16,965,213	(31,536,060)	68,057,245

Other comprehensive income (loss)
Foreign currency translation adjustment, net of nil income taxes	32,755,595	(22,690,259)	20,578,345	(24,732,543)

Comprehensive income (loss)	(5,317,782)	(5,725,046)	(10,957,715)	43,324,702
Comprehensive income attributable to noncontrolling interest	319,794	—	319,794	—
Comprehensive income (loss) attributable to China XD Plastics Company Limited	(5,637,576)	(5,725,046)	(11,277,509)	43,324,702

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine-Month Period Ended September 30,
	2020	2019
	US$	US$
Cash flows from operating activities:
Net cash (used in) provided by operating activities	(234,697,237)	(183,155,418)

Cash flows from investing activities:
Purchase of time deposits	(195,963,439)	—
Purchase of and deposits for property, plant and equipment	(20,573,681)	(54,255,192)
Refund of prepayment for building purchase	—	15,810,261
Net proceeds from sales of a subsidiary	—	7,296,921
Net cash used in investing activities	(216,537,120)	(31,148,010)

Cash flows from financing activities:
Proceeds from bank borrowings	728,358,842	1,647,171,688
Repayments of bank borrowings	(370,292,671)	(1,569,203,033)
Capital injection from noncontrolling interests	46,487,677	—
Proceeds from interest-free advances from related parties	1,258,743	79,969,718
Repayments of interest-free advances from related parties	(3,069,331)	(68,543,743)
Payments of issuance cost for syndicated loans	(126,012)	-
Net cash provided by (used in) financing activities	402,617,248	89,394,630

Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	4,217,759	(6,926,300)
Net (decrease) increase in cash, cash equivalents and restricted cash	(44,399,350)	(131,835,098

Cash, cash equivalents and restricted cash at beginning of period	228,433,019	366,991,840
Cash, cash equivalents and restricted cash at end of period	184,033,669	235,156,742

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	50,809,802	46,534,262
Income taxes paid	4,428,462	7,951,724
Non-cash investing activities:
Accrual for purchase of equipment and construction included in accrued expenses and other current liabilities	6,124,869	1,794,800
Non-cash financing activities:
Conversion of Series D preferred stock to common stock	-	97,576,465

Reclassification of mandatorily redeemable noncontrolling interest to noncontrolling interest 47,723,235	—	—

The following table shows a reconciliation of cash, cash equivalents and restricted cash on the condensed consolidated balance sheets to that presented in the above condensed consolidated statements of cash flows.

	September 30,
	2020	2019
	US$	US$

Cash and cash equivalents	7,602,873	10,509,402
Restricted cash	176,430,796	224,647,340
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	184,033,669	235,156,742

CHINA XD PLASTICS COMPANY LIMITED
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
(Amounts expressed in United States Dollars)

	Three-Month Period Ended
	September 30,
	2020	2019

Net income -GAAP	$(38,073,377)	$16,965,213
Interest expense	22,926,549	17,036,345
Provision for income taxes	1,623,473	5,583,240
Depreciation and amortization expense	13,141,954	14,815,533
Amortization of operating lease right-of-use assets	314,503	159,068
EBITDA	(66,898)	54,559,399